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                                                                  Exhibit (r)(2)


                      BURTON D. MORGAN, INVESTMENT ADVISOR
                                 CODE OF ETHICS

SECTION I - DEFINITIONS

         (a)      "Advisor" means  Burton D. Morgan, an individual.

         (b) "Access person" means any advisory person of the Advisor and his or her immediate family.

                  (1) Immediate family is defined as the Access Person, and his or her parents, children, spouse, and anyone for whom the Access Person has financial responsibility (i.e., claims as a dependent on Income Tax return and the IRA accounts thereof).

                  (2) Exception, if the immediate family member has a managed account and the account is managed in the same manner as other such accounts.

         (c) "Advisory person" means any employee of the Advisor, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an advisory client of the Advisor, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

         (d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendations, when such person seriously considers making such a recommendation.

         (e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

         (f) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper. Corp Bonds (non-convertible) rated "A" or better with $100 million or more in original issue and non-convertible preferred stocks rated "A" or better with R100 million or more in the original issue.


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SECTION II - EXEMPTED TRANSACTIONS

The prohibitions of Section III of this Code shall not apply to:

         (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

         (b) Purchases or sales which are nonvolitional on the part of either the Access Person or the Advisor.

         (c) Purchases which are part of an automatic dividend reinvestment plan.

         (d) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

SECTION III - PROHIBITED PURCHASES AND SALES

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale;

         (a) is being considered for purchase or sale by an advisory client of the Advisor.

         (b) is being purchased or sold by an advisory client of the Advisor.

         The following are the procedures to be followed when entering any orders.

A.       STOCKS HELD BY ADVISORY CLIENTS OF THE ADVISOR-

         a.       FOR PERSONAL ACCOUNTS

                  1.       Must be approved by Burton Morgan.
                  2.       Orders fill after all other market orders.
                  3. If entered at market and does not push up price - cannot put in more than amount offered at offer price.
                  4. Securities must be held for 90 days or sold only prior to 90 days if all managed accounts sell same security.

B.       PERSONAL ACCOUNTS - For all purchases other than exempted securities.

         a.       All tickets must be approved by Burton Morgan.
         b. All securities must be for "Investment Purposes Only," and must be held for a minimum of 90 days.



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SECTION IV - REPORTING

         (a) Every Access Person shall report to the Advisor the information described in Section IV(b) of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

         (b) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;
                  (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
                  (iii)    The price at which the transaction was effected; and,
                  (iv) The name of the broker, dealer, or bank with or through whom the transaction was effected.

         (c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

SECTION V - SANCTIONS

Upon discovering a violation of this Code, the Advisor may impose such sanctions as he deems appropriate.

Adopted by:


/s/ Burton D. Morgan                                          December 2, 2002
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Burton D. Morgan, Investment Advisor                          Date






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